Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-55753

               SUPPLEMENT TO THE PROSPECTUS DATED NOVEMBER 9, 1999

                         BARON CAPITAL PROPERTIES, L.P.

                 2,500,000 UNITS OF LIMITED PARTNERSHIP INTEREST

Baron Capital Properties,  L.P.             Pursuant  to  a   Prospectus   dated
7826 Cooper Road                            November 9, 1999,  we  commenced  an
Cincinnati,  Ohio 45242                     exchange  offering  to  issue  up to
(513) 984-5001  (Telephone)                 2,500,000     units    of    limited
(513) 984-4550 (Fax)                        partnership  interest in our company
                                            in  exchange  for  units of  limited
                                            partnership    interest   ("Exchange
                                            Partnership    Units")    owned   by
                                            individual  partners  in 23  limited
                                            partnerships      (the     "Exchange
                                            Partnerships")   which  directly  or
                                            indirectly    own   equity    and/or
                                            subordinated  mortgage  interests in
                                            one or  more  residential  apartment
                                            properties. Pursuant to a prospectus
                                            supplement  dated  January 31, 2000,
                                            we extended  the  exchange  offering
                                            from   January  31,   2000   through
                                            February  14,   2000.   We  are  now
                                            extending   the  exchange   offering
                                            through February 25, 2000.

SEE "RISK FACTORS" IN THE PROSPECTUS BEGINNING ON PAGES 31 THROUGH 35 AND PAGES 48 THROUGH 68, RESPECTIVELY, FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFERING AND THE OWNERSHIP OF UNITS OF LIMITED PARTNERSHIP INTEREST IN BARON CAPITAL PROPERTIES, L.P. AND COMMON SHARES IN BARON CAPITAL TRUST, INTO WHICH SUCH UNITS ARE EXCHANGEABLE.

The  exchange  offering  commenced  on  November  23,  1999.  It was  originally scheduled to expire on January 31, 2000. On that date, we extended the expiration date of the exchange offering through February 14, 2000. We have determined to further extend the expiration date of the exchange offering through February 25, 2000 (subject to further extension). As of February 14, 2000, limited partners holding 34,438.99 Exchange Partnership Units (or approximately 86.8% of the total outstanding units) have responded. Limited partners holding 34,197.99 Exchange Partnership Units (or 86.2% of the total outstanding units) have accepted the offering, and limited partners holding 241 units (or 6/10ths of 1% of the total outstanding units) have declined the offering.

Listed on the attached schedule is a breakdown of the results of the exchange offering as of the date of this Prospectus Supplement for each of the Exchange Partnerships. We will not complete the exchange offering in respect of any particular Exchange Partnership unless limited partners holding at least 90% of the units of limited partnership interest in that partnership affirmatively elect to accept the offering.

--------------------------------------------------------------------------------
THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES COMMISSIONS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

This prospectus supplement does not constitute an offer to exchange or a solicitation of an offer to exchange any of the Exchange Partnership Units. The exchange offering will only be made by delivery of the prospectus dated November 9, 1999 when accompanied by this prospectus supplement.

We electronically file documents such as annual and quarterly securities reports with the Securities and Exchange Commission. You may obtain these documents, as well as other information we file electronically, by visiting the Commission's website at http://www.sec.gov.

          The date of this prospectus supplement is February 14, 2000.

                                                                                                                SCHEDULE

                                              No. of Units        Percentage of        No. of Units        Percentage of
                                              Accepting the        Outstanding         Declining the        Outstanding
Name of Exchange Partnership                Exchange Offering         Units          Exchange Offering         Units
----------------------------                -----------------         -----          -----------------         -----
Baron Strategic Investment Fund, Ltd.            1,517.32             63.22%              30.00                1.25%

Baron Strategic Investment Fund II, Ltd.         1,600.00            100.00%                 --                   --

Baron Strategic Investment Fund IV, Ltd.         1,736.00             86.80%                 --                   --

Baron Strategic Investment Fund V, Ltd.          2,114.00             88.08%                 --                   --

Baron Strategic Investment Fund VI, Ltd.         2,153.58             90.11%                 --                   --

Baron Strategic Investment Fund VIII,            2,294.00             95.58%                 --                   --
Ltd.

Baron Strategic Investment Fund IX, Ltd.         2,364.00             98.50%                 --                   --

Baron Strategic Investment Fund X, Ltd.          2,207.00             91.96%              50.00                2.08%

Baron Strategic Vulture Fund I, Ltd.             1,710.00             95.00%                 --                   --

Brevard Mortgage Program, Ltd.                     545.00             94.78%                 --                   --

Central Florida Income Appreciation              1,939.99             92.38%                 --                   --
Fund, Ltd.

Florida Capital Income Fund, Ltd.                1,534.00             95.04%                 --                   --

Florida Capital Income Fund II, Ltd.               810.00             90.50%                 --                   --

Florida Capital Income Fund III, Ltd.            1,318.00             82.38%             116.00                7.25%

Florida Capital Income Fund IV, Ltd.             3,380.00             92.86%                 --                   --

Florida Income Advantage Fund I, Ltd.              803.00             85.43%                 --                   --

Florida Income Appreciation Fund I, Ltd.           190.00            100.00%                 --                   --

Florida Income Growth Fund V, Ltd.               1,961.00             85.26%              40.00                1.74%

Florida Opportunity Income Partners,               765.00             95.63%                 --                   --
Ltd.

GSU Stadium Student Apartments, Ltd.             1,362.10             73.15%                 --                   --

Lamplight Court of Bellefontaine                   525.00             75.00%                 --                   --
Apartments, Ltd.

Midwest Income Growth Fund VI, Ltd.                560.00             93.33%                 --                   --

Realty Opportunity Income Fund VIII, Ltd.          809.00             85.70%               5.00                 .53%
                                                   ------             ------               ----                 ----


                              Total             34,197.99             86.21%             241.00                 .60%